Exhibit 99.1

CHILEAN COBALT CORP. EXPANDS DISTRICT LAND POSITION AND

ACCELERATES DRILLING AND DEVELOPMENT AT NEORE RARE EARTH PROJECT

BERWYN, PA – (March 6, 2026) – Chilean Cobalt Corp. (OTCQB: COBA) (“Chilean Cobalt” or the “Company”) is pleased to provide an update on recent progress at the NeoRe Rare Earth Project (the “Project”) in southern Chile, highlighting expanded exploration activity, district-scale land consolidation, and the launch of an accelerated development program designed to advance resource validation and technical definition. This follows commencement of the earn-in work program previously announced on February 11, 2026.

During January and February 2026, NeoRe SpA (“NeoRe”), the Chilean project owner and operator, initiated full on-site exploration activities and mobilized its core geology and exploration team, transitioning the Project into the execution phase. Drilling conducted year-to-date has reached approximately 192 meters, with preliminary intercepts returning rare earth concentrations of up to 1,060 ppm Total Rare Earth Elements (“TREE”), with several surface samples exceeding 800 ppm.

In parallel, NeoRe has expanded the project’s land position through the filing of seven new concessions, adding approximately 2,100 hectares to the Project area. Exploration activities have also identified more than 20 additional prospective targets within the broader mineral district. Under NeoRe’s conditional filing strategy, surface samples reporting attractive grades of Total Rare Earth Oxides (“TREO”) may support further concession filings, with the potential to expand the exploration footprint during the balance of 2026. These activities reflect NeoRe’s broader strategy of advancing the Project on a district-scale basis, while systematically evaluating multiple prospective zones across the region.

“Our objective at NeoRe is not only to advance individual exploration targets, but to define and develop a new rare earth district in southern Chile,” said Arturo Albornoz, Chief Executive Officer of NeoRe, “Through systematic exploration, strategic land consolidation, and collaboration with leading technical and academic partners, we are working to unlock the region’s potential and position Chile as a meaningful future contributor to the global supply of critical minerals.”

Chilean Cobalt and NeoRe have also initiated an accelerated work program designed to bring forward key activities across exploration, technical validation, and project definition. The accelerated structure is intended to advance the completion of Tranche 1 activities by July 2026 and support earlier evaluation of potential development scenarios.

As part of this initiative, NeoRe is preparing to expand its drilling campaign through the deployment of two parallel drilling crews, operating under a growing technical and operating team across exploration and geology, metallurgy, project management, ESG and sustainability, and governance areas. The program is designed to accelerate resource validation, define higher-grade zones, and evaluate multiple potential mineralized areas suitable for future modular development.

In addition to exploration activities, NeoRe has initiated conceptual engineering for its proposed modular processing strategy, including the design of a crushing and milling circuit, intended to standardize mineral feed and support metallurgical testing and permitting preparation. An analytical campaign involving more than 100 samples is also underway, under an active partnership with the University of Concepción to refine the project’s grade model and metallurgical baseline. This work is also supported by NeoRe’s recent award by CORFO, Chile’s Economic Development Agency.

“We are encouraged by the early exploration results and the rapid progress achieved since the start of field operations,” said Duncan T. Blount, Chairman and Chief Executive Officer of Chilean Cobalt. “The accelerated work program reflects our confidence in the project’s potential, even at this early stage, and our commitment to advancing NeoRe through disciplined exploration and technical validation, while continuing to evaluate strategic pathways for downstream processing and market integration with partners in the United States.”

Any definitive acquisition agreement, if completed, will include customary conditions precedent, termination rights, and a jointly developed sustainability and community engagement framework, consistent with Chilean regulatory requirements and industry best practices.

This press release does not constitute an offer or sale of, or the solicitation of an offer to buy, securities of the Company nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Chilean Cobalt Corp.

Chilean Cobalt Corp. is a US-based critical minerals exploration and development company focused on the La Cobaltera cobalt-copper project in northern Chile, one of the world’s few primary cobalt districts. Chilean Cobalt is committed to creating ecological and social value for all stakeholders; economic value for Chile and the Chilean communities in which it operates; and financial value for its shareholders.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Examples of forward-looking statements, include, among others, statements the Company makes regarding its ability to achieve a definitive agreement under the option to acquire the Project, ability to incorporate any acquired claims into its next phase of exploration, ability of the Project to successfully accelerate the exploration work program, ability to establish "Proven" or "Probable" Reserves, as defined by the SEC under Industry Guide 7, through the completion of a Definitive Feasibility Study for the minerals that the Company seeks to produce and the inherent risks of mining, exploration, development, and processing operations that may negatively impact the business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Chilean Cobalt Corp.

Duncan T. Blount

Chairman & CEO

Duncan.Blount@chileancobaltcorp.com

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